Exhibit 99.1

InfoLogix Announces Independent Committee Formed to Review Strategic Alternatives

HATBORO, PA — May 26, 2010 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that its board of directors (the “Board”) has initiated a review of strategic alternatives to address various financial and operational challenges facing the Company and to identify the most effective means for optimizing value for stockholders, including reviewing proposals for additional financing, further restructuring its debt and effecting one or more strategic transactions. In response to such proposals and to explore a broad range of strategic alternatives, the Board has met and formed a special committee of independent directors (the “Committee”), comprised of Mel Keating, Thomas Miller and Thomas Lynch. The Committee is working with financial advisors to assist in its review of strategic alternatives and, upon completion of its review, will make its recommendation to the Board.

There is no assurance that a review of strategic alternatives will result in the proposal or completion of any transaction with acceptable terms.  The Company does not expect to update the market with any further information on the process unless and until disclosure is deemed appropriate.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2009 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

InfoLogix, Inc.

Chief Financial Officer

215-604-0691 extension 1102